Exhibit 99-28(d)(5)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this ___ day of _______, 2016, between Austin Atlantic Asset Management Company (the “Investment Adviser”), an investment adviser, a Florida Corporation, having its principal place of business at 1 Alhambra Plaza, Suite 100, Coral Gables, Florida 33134 and Treesdale Partners, LLC (the “Sub-Adviser”), an investment adviser, a [Delaware] limited liability company, having its principal place of business at 1325 Avenue of the Americas, Suite 2302, New York, New York 10019.

WHEREAS, the Investment Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with Asset Management Fund (the “Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”);

WHEREAS, the Investment Adviser, with the approval of the Board of Trustees of the Trust, desires to retain the Sub-Adviser to render investment advisory and other services to the fund(s) specified in Appendix A hereto, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows with respect to the Funds:

1.	Appointment. The Investment Adviser hereby appoints the Sub-Adviser to act as investment adviser to the Fund(s) subject to the supervision and oversight of the Investment Adviser and the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

2.	Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. Additional funds may from time to time be added to those covered by this Agreement by the parties by executing a new Schedule A, which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.	Delivery of Documents. The Investment Adviser has furnished the Sub-Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust’s First Amended and Restated Declaration of Trust dated September 22, 2006, and any and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	the most recent Prospectus, Summary Prospectus (if applicable) and Statement of Additional Information of each of the Funds (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

4.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Sub-Adviser will support the Investment Adviser’s investment program for the Fund(s) by providing the Investment Adviser with risk management analytical tools and reporting to support the Investment Adviser’s portfolio investment decision making process. The Sub-Adviser will not be actively engaged in the purchase or sale of securities for the Fund. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund(s) based upon the risk analytics provided by the Sub-Adviser. The Sub-Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Prospectus, the provisions of the Declaration of Trust and By-Laws and any resolutions of the Trust’s Board of Trustees. The Sub-Adviser further agrees that it:

(a)	will develop quantitative risk management system to support the Investment Adviser’s investment decisions process and provide the Investment Adviser with the ability to monitor portfolio security risk intra-day by providing timely estimated market price information for the collateral held in the Fund’s repurchase agreements and quantifying the market risks of the Fund (cost of approved market data used for this purpose will be reimbursed);

(b)	will use the same skill and care in providing such services as it uses in providing services to its other clients;

(c)	will conform with the 1940 Act and all applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Sub-Adviser;

(d)

(e)	will maintain all books and records with respect to the risk management process and monitoring of the Fund(s), if applicable;

(f)	will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund(s), including a Fund’s portfolio holdings, and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

(g)	will obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion and at its own expense, pertinent economic, statistical, financial, and other information affecting the economy or certain industries generally, securities that are held by a Fund as collateral for repurchase agreements and individual companies that serve as counterparties to a Fund’s repurchase agreements;

(h)	will keep the Trustees of the Trust and the Investment Adviser fully informed in writing on an ongoing basis as agreed by the Investment Adviser and the Sub-Adviser of all material facts concerning the risk management process and monitoring of the assets in a Fund and the Sub-Adviser and its key investment personnel and operations, and will make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Investment Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(i)	will cooperate with and provide reasonable assistance to the Investment Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information;

(j)	will provide such sub-certifications as officers of the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by the Trust;

(k)	will be subject to, and shall perform services hereunder in accordance with the following: (i) the applicable sections of the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust and (ii) the written instructions of the Investment Adviser which are agreed to in writing by the Sub-Adviser both as provided by the Investment Adviser, and the Sub-Adviser shall only be subject to those amendments, modifications or supplements to such documents which are provided to it by the Investment Adviser.

(l)	In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser (except the Investment Adviser) to (i) the Fund, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs a and b of Rule 12d3-1 under the Investment Company Act.)

5.	Services Not Exclusive. The investment management services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust or the Investment Adviser in any way, nor otherwise be deemed an agent of the Trust or the Investment Adviser.

6.	Books and Records. In compliance with Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust or the Investment Adviser any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.	Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Sub-Adviser shall not be obligated under this Agreement to pay expenses of or for the Trust or any Fund not expressly assumed by the Sub-Adviser in this Section 7 or as the Sub-Adviser may voluntarily assume by separate written agreement or by disclosure in the Prospectus.

8.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser a sub-advisory fee with respect to each Fund as specified in Appendix A to this Agreement, based upon average net assets of such Fund, as set forth on Schedule A hereto. Such fee for each Fund shall be computed daily and paid monthly. The obligation of the Investment Adviser to pay the above-described fee to the Sub-Adviser will begin as of the effective date of this agreement for such Fund as set forth on Schedule A and terminate upon the termination of this Agreement with respect to such Fund. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its sub-advisory fee.

9.	Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.	Duration and Termination. This Agreement will become effective with respect to each Fund upon the date listed for such Fund on Schedule A, provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for an initial term of two years from its original effective date for such Fund. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser or Sub-Adviser. This Agreement will immediately terminate, without payment of penalty, (i) in the event of its assignment, or (ii) in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned or terminates for any other reason. In addition, the Trust or the Investment Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

11.	Representations of the Investment Adviser. The Investment Adviser represents, warrants and agrees that:

(a)	The Investment Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

(b)	The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

(c)	The Investment Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Investment Adviser by applicable law and regulations.

(d)	The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Investment Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(e)	The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Adviser or any of its affiliates are a party.

12.	Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a)	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

(b)	The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Investment Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or the Fund(s).

(c)	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, the Sub-Adviser shall permit the Investment Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

(d)	The Sub-Adviser has provided the Trust and the Investment Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Trust and the Investment Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(e)	The Sub-Adviser will notify the Trust and the Investment Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

(f)	The Sub-Adviser will promptly notify the Investment Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(g)	The Sub-Adviser maintains, and will maintain during the duration of this Agreement, an appropriate level of errors and omissions or professional liability insurance coverage.

(h)	The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

13.	Disclosure.

(a) The Sub-Adviser shall immediately forward, upon receipt, to the Trust and Investment Adviser any correspondence from the SEC or other regulatory authority that relates to the Trust or any Fund, including SEC inspection reports.

(b) The Sub-Adviser has reviewed the disclosure about the Sub-Adviser and its management of each Fund contained in the Prospectus and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such document contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.

(c) The Sub-Adviser agrees to notify the Trust and the Investment Adviser promptly of: (i) any statement about the Sub-Adviser or its management of any Fund contained in the Prospectus that becomes untrue in any material respect and (ii) any omission of a material fact about the Sub-Adviser or its management of any Fund in the Prospectus which is required to be stated therein or necessary to make the statements contained therein not misleading.

14.	Use of Name. The parties acknowledge that all rights to the name “Asset Management Fund” or any variation thereof belong to the Trust. The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Investment Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names, without charge, only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Investment Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Investment Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Investment Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust or the Investment Adviser to the Sub-Adviser, or collected or retained by the Sub-Adviser in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. The Sub-Adviser shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of the Investment Adviser except in connection with the performance of the Investment Adviser’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Sub-Adviser represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Sub-Adviser represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The provisions of this Section shall survive the termination of this Agreement.

16.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

17.	Notices. Notices of any kind required to be given pursuant to this Agreement shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 1325 Avenue of the Americas, Suite 2302, New York, NY 10019, Attention: Yung Lim_, or to the Investment Adviser at 1 Alhambra Plaza, Suite 100, Coral Gables, FL 33134, Attention: ________, or at such other address or to such other individual as shall be specified by the Investment Adviser or the Sub-Adviser in accordance with this Section 17. Notices of any kind to be given to the Trust by the Investment Adviser or the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 325 John H. McConnell Boulevard, Suite 150, Columbus, Ohio 43215, Attention: President, or at such other address or to such other individual as shall be specified by the Trust in accordance with this Section 17.

18.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware.

19.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

20.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

21.	Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

22.	Captions. The captions of the sections are for descriptive purposes only and are not intended to limit or otherwise affect the content of this Agreement.

23.	Third Party Beneficiary. The Investment Adviser and Sub-Adviser expressly agree that the Trust and its successors shall be deemed an intended third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Austin Atlantic Asset Management Company on behalf of Funds listed in Schedule A

By:

Name:

Title:

Treesdale Partners, LLC

By:

Name:

Title:

DATED: _________, 2016

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN AUSTIN ATLANTIC ASSET MANAGEMENT COMPANY

AND

Treesdale Partners, LLC

Name of Fund	Compensation*	Effective Date

Ultrashort Financing Fund

Annual rate of .01% of the average daily net assets of the Fund up to and including $250 million; 0.02% of the average daily net assets of the Fund over $250 million; plus 6% of any advisory fee remaining after any fee waivers and other expenses related to the Fund’s operations are paid by the Adviser.

Austin Atlantic Asset Management Company

By:

Name:

Title:

Treesdale Partners, LLC

By:

Name:

Title:

* All fees are computed daily and paid monthly.